______________________________________________________________________________________

Selective Insurance Company of America
Deferred Compensation Plan

Effective July 1, 2002

______________________________________________________________________________________

______________________________________________________________________________________

Selective Insurance Company of America
Deferred Compensation Plan

______________________________________________________________________________________

______________________________________________________________________________________

Selective Insurance Company of America
Deferred Compensation Plan

______________________________________________________________________________________

           1.     Purposes.  The purposes of this Selective Insurance Company of America Deferred Compensation Plan (the “Plan”) are to provide a select group of management or highly compensated employees of Selective Insurance Company of America (the “Company”) and its subsidiaries and certain affiliated entities with the opportunity to elect to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment options as a method of rewarding and retaining such employees.

           2.     Definitions.  In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

                (a)     “Administrator” shall mean the Administrative Committee set forth in Section 3(b) to whom the Company has delegated the authority to take action under the Plan.

                (b)     “Beneficiary” shall mean the beneficiary designated by the Participant under this Plan. In the event of the Participant’s death without an effective Beneficiary designation, any Plan benefits payable shall be paid in equal parts to the Participant’s surviving spouse or, if the Participant has no surviving spouse, to the Participant’s surviving children or, if the Participant has no surviving children, to the Participant’s estate.

                (c)     “Board” shall mean the Board of Directors of the Company.

                (d)     “Change of Control” shall mean the occurrence of an event of a nature that would be required to be reported in response to Item 1(a) of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

                (i)     The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such person’s or group’s owning, of record or beneficially, 25 percent or more of any class of voting securities of the Company;

                (ii)     The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such person’s or group’s owning, of record or beneficially, 20 percent or more, but less than 25 percent, of any class of voting securities of the Company, if the Board adopts a resolution that such acquisition constitutes a Change in Control;

                (iii)     The sale or disposition of all or substantially all of the assets of the Company;

                (iv)      The reorganization, recapitalization, merger, consolidation or other business combination involving the Company the result of which is the ownership by the stockholders of the Company of less than 80 percent of those voting securities of the resulting or acquired entity having the power to elect a majority of the board of directors of such entity; or

                (v)      A change in the membership of the Board which, taken in conjunction with any other prior or concurrent changes, results in 20 percent or more of the membership of the Board being persons not nominated by the Board as set forth in the Company’s then most recent proxy statement, excluding changes resulting from substitutions by the Board because of retirement or death of a director or directors, removal of a director or directors by the Board or resignation of a director or directors due to demonstrated disability or incapacity.

          Notwithstanding anything in this definition to the contrary, no Change in Control shall be deemed to have occurred for the purpose of a Participant’s Deferral Account under the Plan by virtue of any transaction which results in the Employee, or a group of persons which includes the Employee, acquiring or indirectly, voting securities of the Company.

          For the purpose of this subsection (d), the following definitions shall apply:

          The terms “person” and “beneficial owner” shall have the meanings set forth in Regulation 13D under the Exchange Act, as such Regulation exists on the date hereof;

          The term “voting security” shall include any security that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter on which the holder of any class of common stock of the Company would have a right to vote;

          The term “group” shall have the meaning set forth in Section 13(d) of the Exchange Act; and

          The term “substantially all of the assets of the Company” shall mean more than 50 percent of the Company’s assets on a consolidated basis, as shown in the Company’s most recent audited balance sheet.

                (e)     “Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

                (f)     “Deferral Account”  shall mean the account or subaccount established and maintained by the Company for specified deferrals and contributions attributable to a Participant, as described in Section 5. Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company, its subsidiaries and/or related entities.

                (g)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

                (h)     “Participant” shall mean any employee of the Company or any subsidiary or affiliated entity who is on U.S. payroll and subject to taxation in the United States and who is designated by the Administrator as an eligible Participant in the Plan and who participates or makes an election to participate in the Plan.

                (i)     “Plan Year” shall mean the period from July 1, 2002 through December 31, 2002, and thereafter shall mean the calendar year.

                (j)     “Trust” shall mean any trust or trusts established by the Company as part of the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company.

                (k)     “Trustee”  shall mean the trustee of a Trust.

                (l)     “Trust Agreement” shall mean the agreement entered into between the Company and the Trustee to carry out the purposes of the Plan, as amended or restated from time to time.

                (m)     “Valuation Date”  shall mean “Valuation Date” shall mean (i) in the case of an investment election change, the first business day following receipt by TBG Financial of an investment election change either in written form or other form as permitted by the Administrator or (ii) in the case of a distribution from the Plan, the date as set forth in Sections 7(b), (c) and (d), as applicable, unless the Administrator determines otherwise.

          3.      Administration.

                (a)     Authority.   The Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Administrator may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

                (b)     Administrative Committee.   The Administrative Committee shall consist of such number of members as shall be determined by the Board, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board. Any member of the Administrative Committee may resign at any time. No member of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The members of the Administrative Committee shall not receive any special compensation for serving in their capacities as members of the Administrative Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrative Committee or any member thereof in any jurisdiction.

                (c)     Limitation of Liability.   Each member of the Administrative Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary or affiliated entity, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Administrative Committee nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

          4.      Participation.      The Administrator will notify each person of his or her participation or eligibility to participate in the Plan not later than 30 days (or such other period as may be practicable in the circumstances) prior to any deadline for filing an election form.

           5.     Deferrals.     To the extent authorized by the Administrator, a Participant may elect to defer compensation or awards to be received from the Company or a subsidiary or an affiliated entity, including up to (a) 50% annual base salary, (b) 100% of incentive compensation, and/or (c) a percentage of other compensation as otherwise designated by the Administrator; provided, however, that a Participant may defer, with respect to a given year, receipt of only that portion of the Participant’s compensation that exceeds the amount necessary to satisfy Medicare and all other applicable payroll taxes imposed on the wages of such Participant from the Company and its subsidiaries and/or affiliated entities, unless otherwise determined by the Administrator. In addition to such limitations, and any terms and conditions of deferral set forth under plans, programs or arrangements from which receipt of compensation or awards is deferred, the Administrator may impose (1) limitations on the amounts permitted to be deferred, (2) limitations on the sources and timing and form of deferrals, (3) limitations on amounts and sources of deferrals for particular Participants; and (4) terms and conditions regarding all deferrals under the Plan. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions of the Administrator, which may be, but need not be, set forth in writing. Amounts deferred under this Plan generally are subject to FICA and FUTA withholding at the later of the time of deferral or the time of vesting, which FICA and FUTA withholding amounts will be withheld (and subject to federal, state and/or local income taxation) from non-deferred compensation, or at such other time as is required by law and from such other sources (including from the applicable Deferral Account) as is determined by the Administrator.

                (a)     Elections.   Once an election form, properly completed, is received by the Administrator, the elections of the Participant shall be irrevocable. Deferral election forms apply only for a given Plan Year. For the first Plan Year, the deferral election form must be filed with the Administrator by June 15, 2002 (unless otherwise determined by the Administrator) to be effective with the first pay period after July 1, 2002. Furthermore, for the first Plan Year, only deferrals of unearned base salary will be permitted. Moreover, deferrals of bonus payments shall be permitted commencing with bonuses to be earned during the 2003 Plan Year. Subsequent deferral election forms must be filed with the Administrator no later than December 1 of each year (unless otherwise determined by the Administrator) in order to be effective with the first pay period of the following Plan Year. The minimum deferral amount in the aggregate for any Plan Year in which a Participant elects to participate herein is $2,500.

          Deferral elections shall specifically state the period of deferral; deferrals must be for either a period of years or until termination of employment, and different deferral elections may be made with respect to different deferral sources. Deferrals shall remain in effect for subsequent Plan Years unless a new deferral election form is timely filed with the Administrator to increase, decrease or terminate deferrals for a subsequent Plan Year. Participants are permitted to revoke or change a salary deferral percentage during a Plan Year. Any revocation of salary deferrals must equal the full amount of the deferral election for that Plan Year. If a Participant revokes a salary deferral election, the salary deferrals will cease as of the next payroll period following the revocation. The Participant shall not be permitted to participate in the Plan unless the Participant completes a subsequent deferral election form as required by the Administrator to be effective with the first pay period of the following Plan Year.

          If a Participant terminates employment prior to a scheduled withdrawal, the vested portion of the Deferral Account will be distributed (pursuant to Section 7) following such termination of employment, unless otherwise provided herein. Scheduled in-service distributions may be redeferred by the Participant up to two times, each such redeferral election being for a period of at least two full calendar years (unless otherwise determined by the Administrator) beyond the previously scheduled distribution date. A redeferral election must be made prior to the date established therefor by the Administrator.

                (b)     Date of Election. An election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified by the Administrator. Under no circumstances may a Participant defer compensation or awards to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation or awards, as determined in the sole discretion of the Administrator.

                (c)     Company Contributions.   In addition to the deferrals elected by Participants, the Company may choose at any time to make discretionary Company contributions on a consistent basis to the Deferral Accounts of all Participants in such amounts as it, in its sole discretion, wishes. Discretionary Company contributions will be subject to a vesting schedule, established by the Company or the Administrator at the time of the contribution. The Company may also choose to make matching contributions to the Deferral Accounts of some or all Participants at the end of each Plan Year up to 65% of a Participant’s combined deferrals in this Plan and the Selective Insurance Retirement Savings Plan (the “Savings Plan”) minus any matching contributions made to a Participant’s account under the Savings Plan. Notwithstanding the foregoing, the aggregate matching contributions provided under this Plan and the Savings Plan shall not exceed 7% of a Participant’s compensation (as defined in the Savings Plan), without regard to the limitations under Section 401(a)(17) of the Code and taking into account any amount which would be treated as compensation under the Savings Plan for the year if such amount had not been subject to a deferral election under this Plan. Any matching Company contributions shall be subject to the following vesting schedule (where such vesting period commences on the Participant’s date of hire):

Year	Vested Percentage

1	0%

2	20%

3	40%

4	60%

5	80%

6	100%

Notwithstanding the foregoing, in the event of a Change in Control, any unvested portion of a Participant’s Deferral Account balance will become fully vested.

          6.      Deferral Accounts.

                (a)     Establishment; Crediting of Amounts Deferred.   One or more Deferral Accounts will be established for each Participant, as determined by the Administrator. The amount of compensation or awards deferred with respect to each Deferral Account will be credited to such Deferral Account within 5 business days of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to, or otherwise reflected in, such Deferral Account daily and shall be recorded monthly. Unless otherwise determined by the Administrator, amounts credited to a Deferral Account shall be deemed invested in a hypothetical investment as of the date of deferral.

                (b)     Hypothetical Investment Options.   Amounts credited to a Deferral Account shall be deemed to be invested, at the Participant’s direction, in one or more investment options as may be specified from time to time by the Administrator. Until such time as a Participant’s life insurance policy under the Plan is approved, deferrals will be deemed invested in a money market vehicle. The Administrator may change or discontinue any hypothetical investment option available under the Plan in its discretion; provided, however, that, subject to the authority of the Administrator to disregard the directions of any Participant, each affected Participant is given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Deferral Account deemed invested in the discontinued investment option among the other hypothetical investment options, including any replacement option.

                (c)     Allocation and Reallocation of Hypothetical Investments.   A Participant may allocate amounts credited to his or her Deferral Account in whole percentages to one or more of the hypothetical investment options authorized under the Plan on a daily basis. Subject to the rules established by the Administrator, a Participant may reallocate amounts credited to his or her Deferral Account in whole percentages to one or more of the hypothetical investment options authorized under the Plan on a daily basis. Changes to a Participant’s investment elections shall be effective as of the Valuation Date. The Administrator may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of specified investment options or specify minimum amounts that may be allocated or reallocated by Participants.

                (d)      Trusts.   The Administrator may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash or other property not exceeding the amount of the Company’s obligations with respect to a Participant’s Deferral Account established under this Section 6. In such case, the amounts of income, appreciation and depreciation in value of such Deferral Account shall be determined by the Administrator, based upon the hypothetical investment elections made by Participants. Other provisions of the Plan notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment options available with respect to such Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust, all as determined in the sole discretion of the Administrator. The Trust’s investment vehicles may include life insurance (including, but not limited to, variable life insurance), and such other assets as may be selected from time to time by the Administrator.

          7.      Settlement of Deferral Accounts.

                (a)     Form of Payment.   The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, by payment of cash. Any forfeited amounts will be held in the Trust to offset future contributions and as otherwise directed by the Administrator.

                     1.      Scheduled In-Service Distributions.   Participants may schedule in-service distributions of some or all of his or her vested Deferral Account, except for the portion of the Deferral Account which consists of Company Matching Contributions (with a minimum distribution amount of $5,000) for any reason if such distribution is at least two years after the end of the Plan Year in which the deferral occurred and is approved by the Administrator. For Participants with a Deferral Account balance which is at least $25,000, the Participant may elect to have scheduled in-service distribution made in the form of annual installments over a period of two to five years. For other Participants, scheduled in-service distributions, as well as distributions made under Section 7(c), will be made in the form of a lump sum. The Participant may amend the form of distribution up to one year prior to the elected distribution date by filing a written notice with the Administrator.

                     2.     Other Distributions.   Distributions as a result of termination of employment by reason of death or involuntary termination with cause (as determined by the Administrator), shall be made in the form of a lump sum. In the event of a Participant’s death, the Administrator may, in its discretion, allow distributions to be made in the form of annual installments over a period of three years to the Participant’s Beneficiary.

          Distributions as a result of termination of employment by reason of resignation, retirement on or after early retirement age (as defined in the Company’s retirement plan or as otherwise determined by the Administrator), disability (as defined in the Company’s long term disability plan or as otherwise determined by the Administrator), or involuntary termination without cause (as determined by the Administrator), will generally be made in the form of a lump sum. Nevertheless, Participants who are entitled to a distribution of at least $50,000 hereunder, may elect on a timely basis (as determined by the Administrator) to have their Deferral Accounts distributed in annual installments over a period of five (5), ten (10) or fifteen (15) years.

          If a Participant retires, voluntarily terminates employment or becomes disabled while receiving scheduled in-service distributions in the form of installments, the remaining installments will be distributed in the form of a lump sum.

          If a Participant receiving installment payments pursuant to this Section dies, any remaining amounts in his Deferral Account will be distributed to his Beneficiary in the form of a lump sum as soon as practicable following notice of his death.

                (b)     Timing of Payments.   Lump sum payments in settlement of a Deferral Account shall be made as soon as practicable in the calendar quarter following the date or dates (including upon the occurrence of specified events) elected by the Participant in his or her election relating to such Deferral Account. The lump sum payments shall have a Valuation Date as of the last day of the calendar quarter ending prior to the calendar quarter in which the distribution is paid. For Participants who retire, terminate employment or become disabled and elect to have distributions payable in annual installments, the first installment shall be payable as soon as administratively practicable in the quarter following the date of such event and shall have a Valuation Date as of the last day of the calendar quarter ending prior to the calendar quarter in which the distribution is paid. Subsequent installments shall be payable annually as of each March 1 and shall have a Valuation Date of February 28 of the applicable year. Lump sum distributions of scheduled in-service withdrawals, other than those made pursuant to Section 7(c), will be paid as of March 1 of the year specified by the Participant and shall have a Valuation Date of February 28 of the applicable year. If a Participant retires, terminates employment or is disabled prior to a scheduled in-service withdrawal date, the amount of the scheduled in-service withdrawal will be distributed in the applicable form for such retirement, termination or disability as soon as administratively practicable as of the first day of the calendar quarter following such termination. The Administrator may, in its discretion, permit a Participant to amend his or her distribution election.

                (c)     Hardship Distributions.   Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Administrator determines that the Participant has suffered a hardship within the meaning of the Treasury Regulations issued under Section 401(k) of the Code, then the Administrator may authorize a hardship distribution hereunder. A distribution hereunder will be made on account of hardship only if the distribution is both made on account of an immediate and heavy financial need of the Participant, and the distribution amount is necessary to satisfy the financial need, all as determined by the Administrator using the noted Treasury Regulations as a guide, and the distribution amount is at least $5,000. Hardship withdrawals will be paid as soon as administratively practicable following approval of the Administrator and shall have a Valuation Date as of the last day of the month prior to the month in which the distribution is paid. If a Participant receives a hardship distribution, the Participant may make no further deferrals for the balance of the Plan Year or the following Plan Year.

                (d)     Non-Scheduled In-Service Distributions.   Other provisions of the Plan notwithstanding, a Participant may at any time request a distribution of some or all of his or her vested Deferral Account (with a minimum distribution amount of $5,000) for any reason, if such distribution is at least two years after the end of the Plan Year in which the deferral occurred and is approved by the Administrator. In such event, however, ten percent (10%) of the amount deducted from the Participant’s Deferral Account will be forfeited and not paid to the Participant. Withdrawals made pursuant to this Section 7(d) will be paid as soon as administratively practicable following approval of the Administrator and shall have a Valuation Date as of the last day of the month prior to the month in which the distribution is paid. If a Participant receives a non-scheduled in-service distribution, the Participant may make no further deferrals for the balance of the Plan Year or the following Plan Year.

           8.     Provisions Relating to Section 162(m) of the Code.

          Compliance with Section 162(m) of the Code.   It is the intent of the Company that any compensation (including any award) deferred under the Plan by a person who is, with respect to the year of payout, deemed by the Administrator to be a “covered employee”within the meaning of Section 162(m) of the Code and regulations thereunder, which compensation constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Section 162(m) of the Code. Accordingly, unless otherwise determined by the Administrator, if any compensation would become so disqualified under Section 162(m) as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of payout, be so disqualified.

          9.      Statements.   The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant's Deferral Accounts and transactions therein not less frequently than once each calendar quarter.

           10.     Amendment/Termination.  The Administrator may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall adversely affect the rights of such Participant with respect to the right to payment of amounts credited to such Participant’s Deferral Account as of the date of such action. Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Plan may not be amended in any way or terminated prior to the payment of amounts credited to Deferral Accounts as of the date of the Change of Control, pursuant to the terms of the Plan and the Participants’ elections with respect thereto.

          11.      General Provisions.

                (a)     Limits on Transfer of Awards.   Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

                (b)     Receipt and Release.   Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation or awards deferred and relating to the Deferral Account to which the payments relate against the Company or any subsidiary or affiliated entity thereof, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

                (c)     Unfunded Status of Awards: Creation of Trusts.   The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company or applicable affiliated entity for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company or the applicable affiliated entity; provided, however, that the Administrator may authorize the creation of Trusts, including but not limited to the Trusts referred to in Section 6 hereof, or make other arrangements to meet the Company’s obligations under the Plan, which Trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Administrator otherwise determines with the consent of each affected Participant.

                (d)     Compliance.   A Participant in the Plan shall have no right to receive payment (in any form) with respect to his or her Deferral Account until legal and contractual obligations of the Company relating to establishment of the Plan and the making of such payments shall have been complied with in full. In addition, the Company shall impose such restrictions on any interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of NASDAQ or any applicable stock exchange or automated quotation system, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

                (e)     Other Participant Rights.   No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a subsidiary thereof, or to interfere in any way with the right of the Company or a subsidiary to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 11(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

                (f)      Legal Fees and Expenses.   On or after a Change of Control, the Company shall pay all reasonable legal fees and expenses which a Participant may incur in respect of obtaining from the Company any benefit to which he is entitled under the Plan.

                (g)      Tax Withholding.   The Company and any subsidiary or affiliated entity shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

                (h)      Governing Law.   The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, to the extent not preempted by federal law.

                (i)      Limitation.   A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account and neither the Company or any subsidiary or affiliated entity, nor the Administrator shall be liable or responsible therefor.

                (j)      Construction.   The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular, and male references shall include female and neuter, and vice versa.

                (k)      Severability.   In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

                (l)      Status.   The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any specific assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

          12.      Claim and Appeal Procedure.  The Administrator shall provide adequate notice in writing to any Participant or to any Beneficiary (“Claimant”) whose claim for benefits under the Plan has been denied. The Administrator's notice to the Claimant shall set forth:

(a)	The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c)	A description of any additional material and information that is needed; and

(d)	That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive.

          If the Claimant should appeal to the Administrator, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he or his duly authorized representative feels are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review.

          The Administrator’s notice of denial of benefits shall identify the name and address to whom the Claimant may forward his appeal.

          13.      Effective Date.      The Plan shall be effective July 1, 2002.